Exhibit 99.1

Clinical Data Announces Exercise of Warrants

190,505 Common Shares Purchased by Affiliates of

Company Chairman RJ Kirk for $3.705 Million

NEWTON, Mass. – February 28, 2007 – Clinical Data, Inc. (NASDAQ: CLDA) announced today that affiliates of Chairman R.J. Kirk exercised warrants to purchase 190,505 shares of Clinical Data common stock at a purchase price of $19.45 per share. The warrants were issued in a private placement of common stock and warrants in June 2006, and became exercisable on December 13, 2006. As a result of the exercise of the warrants, Clinical Data received net cash proceeds of approximately $3.705 million.

Drew Fromkin, President and CEO of Clinical Data, said, “We view the exercise of these warrants issued only last June as a strong vote of confidence in the Company’s recent execution and strong prospects. The nearly $4 million in proceeds from this transaction strengthens Clinical Data’s balance sheet and provides additional liquidity that will support our strategy to build shareholder value through, among other things, our ongoing Phase III clinical trial for Vilazodone which is scheduled for completion later this year, and the Company’s continuing introduction of its proprietary Therapeutic Diagnostics™ that are designed to reduce the cost of care while improving patient outcomes.”

Evan Ballantyne, Senior Vice President and CFO of Clinical Data, said, “This significant additional cash infusion in combination with our continuing focus on cash and cash management will allow the Company to continue to self-fund the Vilazodone Phase III pivotal clinical studies. This approach will substantially enhance shareholder value in the event of positive Phase III results particularly if we are successful in simultaneously identifying genetic markers that will form the basis for a companion diagnostic for Vilazodone. In addition, Clinical Data’s improved liquidity will permit increased investment in the coming quarters on technology platforms, intellectual property and other strategic assets that will drive value for the Company and its shareholders.”

The shares of common stock issued upon exercise of the warrants have been registered for resale by the holders pursuant to a currently effective registration statement filed by the Company with the Securities and Exchange Commission. For additional information, please refer to Clinical Data’s Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission with respect to this transaction.

About Clinical Data, Inc.

Clinical Data, Inc. is a global biotechnology company unlocking the potential of molecular discovery, from targeted science to better healthcare. Its PGxHealth division focuses on genetic test and biomarker development to help predict drug safety and efficacy, thereby reducing health care costs and improving clinical outcomes. Its Cogenics division provides molecular and pharmacogenomics services to both research and regulated environments. Its Vital Diagnostics division offers in vitro diagnostics solutions for the clinical laboratory. Through these divisions, Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, doctors, scientists, and health plans worldwide.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about Clinical Data that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding: our ability to successfully integrate the operations, business, technology and intellectual property obtained in our acquisitions; our ability to obtain regulatory approval for, and successfully introduce our new products; our ability to expand our long-term business opportunities; our ability to maintain normal terms with our customers and partners; financial projections and estimates and their underlying assumptions; and statements regarding future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether Vilazodone will advance further in the clinical trials process and whether and when, if at all, Vilazodone will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether Vilazodone will be successfully marketed if approved, and whether the company will be able to successfully develop and market a companion biomarker for Vilazodone; whether our PGxPredict tests will gain wide acceptance in the market; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; our ability to achieve the expected synergies and operating efficiencies from all of our acquisitions; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic downturns; and other risks contained in our various SEC reports and filings, including but not limited to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, filed with the SEC on February 14, 2007, and our Current Reports on Form 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Internet Website: www.clda.com

For More Information

Investors:	Media:
John Quirk	Janine McCargo
1-646-536-7029	1-646-536-7033

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